Exhibit 99.26(d)(49)

Certificate of Insurance

[Spouse/Domestic Partner] Coverage

Securian Life Insurance Company • A Stock Company

400 Robert Street North • St. Paul, Minnesota 55101-2098

Read Your Certificate Carefully

You are insured under the group policy shown on the specifications page attached to this certificate.  This certificate summarizes the principal provisions of the group policy that affect you.  Every provision of the group policy which affects your insurance is summarized in this certificate.  Nothing in the group policy will invalidate or impair the rights granted to you by this certificate or by law.  You may also examine the group policy at the principal office of the policyholder during regular working hours.

Free Look

It is important to us that you are satisfied with this certificate after it is issued.  If you are not satisfied with this certificate you may return it to us or our agent within 10 days after you receive it.  You may also cancel this certificate by delivering or mailing a written notice to Securian Life Insurance Company (Securian Life), 400 Robert Street North, St. Paul, Minnesota 55101-2098 and returning the certificate before midnight of the 10th day after you receive this certificate.  Notice given by mail and return of the certificate by mail are effective on being postmarked, properly addressed and postage prepaid.  If you return the certificate, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid.

[/s/ Gary R. Christensen	/s/ Robert L. Senkler
Secretary	President]

FOR OPTION A, THE INITIAL DEATH BENEFIT WILL EQUAL THE FACE AMOUNT SHOWN ON THE SPECIFICATIONS PAGE ATTACHED TO THIS CERTIFICATE.  FOR OPTION B, THE INITIAL DEATH BENEFIT WILL EQUAL THE FACE AMOUNT SHOWN ON THE SPECIFICATIONS PAGE ATTACHED TO THIS CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY.  FOR OPTION B, THEREAFTER, THE DEATH BENEFIT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

THE ACCOUNT VALUE UNDER THIS CERTIFICATE WILL VARY FROM DAY TO DAY.  IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.  THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.

TABLE OF CONTENTS

Definitions	2
General Information	3
Death Benefit	4
Payment of Proceeds	5
Premiums	5
Policy Charges	5
Separate Account	7
Exchange Privilege	8
Paid-Up Insurance Option	8
Account Values	9
Surrenders and Withdrawals	9
Reports	10
Loans	10
Termination	11
Conversion Right	12
Additional Information	13

VARIABLE GROUP UNIVERSAL LIFE INSURANCE

Definitions

account value

The sum of the values under the separate account, the guaranteed account and the loan account of this certificate.  They are identified as the separate account value, the guaranteed account value, and the loan account value, respectively.

age

Your age at last birthday.

associated company

Any company which is a subsidiary or affiliate of the policyholder which is designated by the policyholder and agreed to by us to participate under the group policy.

certificate anniversary

The same day in each succeeding year as the certificate date.

certificate date

The first day of the calendar month on or following a certificate’s effective date of coverage.  This is the date from which we determine monthly anniversaries, certificate months and certificate years.

certificate month

A calendar month in which insurance is provided under this certificate.

certificate year

A period of twelve consecutive certificate months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under this certificate.

eligible insured

You are an eligible insured if you:

(1)         [are under age 70; and

(2)         are either:

(a)              currently married to an individual defined as an insured employee inder the terms of the group policy; or

(b)              the domestic partner of an individual defined as an insured employee under the terms of the group policy].

face amount

The face amount of insurance on your life is shown on the specifications page attached to this certificate.

fund

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

general account

All assets of Securian Life other than those in the separate account or in other separate accounts established by us.

guaranteed account

Assets other than the loan principal that are held in our general account and attributable to certificates issued under the group policy, and others of its class.

guaranteed account value

The sum of all net premiums and transfers allocated to the guaranteed account and interest and experience credits declared thereon, minus amounts transferred to the separate account or removed in connection with a withdrawal or loan and minus charges assessed against the guaranteed account value.

insured

An eligible insured who becomes insured under this certificate.

lapse

A lapse of this certificate means the insurance coverage under this certificate has terminated due to non-payment of a premium during its grace period in an amount that, after the deduction of percentage-of-premium charges, is sufficient to cover the monthly deductions due at the time we provide notice of the lapse.

loan principal

The portion of the general account which is attributable to loans under this certificate.

monthly anniversary

The same date in each succeeding month as the certificate date.

net cash value

The account value under this certificate, less any outstanding loan principal and accrued loan interest charges and any charges over due, plus accrued loan interest credits.  It is the amount you may obtain through surrender of this certificate.  The cash surrender value of a certificate will be determined as often as any certificate values vary, but at least monthly.

net premium

The premium less premium expense charges deducted from the premium.  The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on your behalf.

owner

An owner of a certificate issued under the group policy.

planned premium

A planned premium is a premium set and paid on a periodic basis.  The amount of the planned premium is shown on the specifications page attached to this certificate.  The amount and frequency of the planned premium can be changed; however, the actual amount and frequency of premium payments will affect the account values and term of insurance.

policyholder

The owner of the group policy, as specified and as identified on the specifications page attached to this certificate.

separate account

The separate investment account created by us to receive and invest net premiums received for this certificate.  The particular separate account for this certificate is the Securian Life Variable Universal Life Account.  We established this separate account for this class of policies under Minnesota Law.  The separate account is composed of several sub-accounts.  We own the assets of the separate account.  However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

separate account value

The sum of all sub-account values.

sub-account

One or more sub-accounts constituting the separate account.

sub-account value

The current number of sub-account units credited to your certificate multiplied by the current sub-account unit value.

unit

A measure of the owner’s interest in a sub-account of the separate account.

valuation date

Any date on which a fund is valued.

valuation period

The period between successive valuation dates measured from the time of one determination to the next.

we, our, us

Securian Life Insurance Company.

you, your

The owner of this certificate named on the application.

General Information

What is your agreement with us?

This certificate and your signed application attached to this certificate contain the entire contract between you and us.  Any statements you make in your signed application will be considered representations and not warranties.  Also, any statement you make will not be used to void this certificate nor will it be used in our defense if we refuse to pay a claim under this certificate unless the statement is contained in your signed application.

No change or waiver of any provisions of the group policy, or any certificate issued under it, will be valid unless made in writing by us and signed by our president, a vice-president, our secretary, or an assistant secretary.  No agent or other person has the authority to change or waive any provision of the group policy, or of any certificate issued under it.  The rights of the policyholder, owner, insured or beneficiary shall not be affected by any provision not contained in the group policy, riders or amendments thereto signed by the policyholder and Securian Life.

When does insurance become effective?

Insurance becomes effective on the date that all of the following conditions have been met:

(1)         a prospective insured meets all eligibility requirements; and

(2)         if required, the owner applies for the insurance on forms which are approved by us; and

(3)         we are satisfied with the prospective insured’s evidence of insurability, if we require evidence; and

(4)         we receive the required premium.

This effective date is shown on the specifications page attached to the owner’s certificate.

May the group policy be amended?

The consent of the owners and insureds is not required to amend the group policy or any certificate issued thereunder if the amendment concerns only administrative changes to the group policy.  However, signed acceptance by owners or insureds is required for any amendment made after the effective date of the group policy which reduces or eliminates coverage for such owners or insureds and for which the owner or insured is making all required premium contributions.  Any amendment will be without prejudice to any claim in connection with a loss sustained prior to the effective date of the amendment.

When will we require evidence of insurability?

Evidence of insurability will be required if:

(1)         the amount of insurance is greater than the Maximum Guaranteed Issue amount shown on the specifications page attached to this certificate; or

(2)         the insurance is contributory and the insured does not enroll within [31 days] from the date he or she is first eligible; or

(3)         the insurance for which the insured previously enrolled did not go into effect or was terminated because the employee failed to make a required premium contribution; or

(4)         during a previous period of eligibility, the insured failed to submit evidence of insurability or that which was submitted was not satisfactory to us; or

(5)         [the insured is covered by an individual policy issued under the terms of the conversion privilege section, unless he or she cancels the individual policy without claim.]

Death Benefit

What is the amount of the death benefit?

[The amount of the death benefit depends on whether Option A or Option B is selected by the policyholder as the death benefit option under the group policy.  Option A is a level death benefit.  Option B is an increasing death benefit.  The death benefit option selected by the policyholder will be the death benefit option for all certificates issued under the group policy.  The death benefit option is shown on your certificate specifications page and will not change.]

Option A — Level Death Benefit

The amount of the death benefit for Option A is:

(1)         the greater of the face amount of insurance on the date of death or the minimum death benefit on the date of death; plus

(2)         any premium received after the date of death; minus

(3)         any unpaid monthly deductions due through the month in which death occurs, any loan principal and accrued loan interest charges.

Option B — Increasing Death Benefit

The amount of the death benefit for Option B is:

(1)         the greater of the face amount of insurance on the date of death plus the account value as of the date of death, or the minimum death benefit on the date of death; plus

(2)         any accrued loan interest credits; minus

(3)         any premium received after the date of death; plus

(4)         any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

We intend for each certificate under the group policy to qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code.  We reserve the right to increase the face amount of insurance, limit the amount of premium we will accept or refund cash value in order to maintain such qualification.

The amount of insurance for an insured spouse [or insured domestic partner] shall not exceed the amount of insurance for which the insured employee is eligible.

What is the minimum death benefit?

The minimum death benefit is an amount determined by us that is required to preserve the qualification of the certificate as a life insurance policy as defined by Section 7702 of the Internal Revenue Code.  The minimum death benefit is a percentage of the account value. The percentage depends on the test used in determining the qualification of life insurance.  If the Cash Value Accumulation test is used, the percentage is identified in Table B (tobacco use as appropriate).  If the Guideline Premium/Cash Value Corridor test is used, the percentage is identified in Table D.  We reserve the right to change Table B.

Can the owner change the death benefit option?

[No.]

What is the face amount of insurance on the life of the insured?

The face amount of insurance on the life of the insured is as shown on the specifications page attached to this certificate.

May the face amount of insurance change?

[Yes.  The owner may apply at any time for a change through a written request in compliance with the limitations on the specifications page attached to this certificate.  If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured.

If a decrease in the current face amount is requested, we will grant the request.  However, the amount of insurance may not be reduced to less than the Minimum Face Amount shown on the specifications page attached to this certificate.  If following a decrease in face amount, this certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner’s election), to the extent necessary to meet these requirements.]

When will changes in the face amount of insurance become effective?

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between the policyholder and us.

[Decreases in the face amount of insurance are effective on the monthly certificate anniversary on or following receipt of the written request by us.]  However, if the owner requests that the decrease become effective on a specified future date, we will make the decrease effective on the certificate monthly anniversary on or next following the date requested.

When will the death benefit be paid?

We will pay the death benefit upon due proof of death (typically a certified copy of the insured’s death certificate), that the insured died while insured under this certificate.

We will pay interest on the death benefit from the date of the insured’s death until the date of payment.

Interest shall be computed daily at an annual rate determined by us, but never less than [3%] per year compounded annually, and shall be added to and be a part of the total sum paid.

Payment of Proceeds

To whom will we pay the death benefit?

We will pay the death proceeds to the beneficiary or beneficiaries who are named in the owner’s application unless the owner subsequently changes the beneficiary.  In that event, we will pay the death proceeds to the beneficiary named in the owner’s last change of beneficiary request as provided for in the group policy.

What happens if one or all of the beneficiaries die before the insured?

If a beneficiary dies before the insured, that beneficiary’s interest in this certificate ends with that beneficiary’s death.  Only those beneficiaries who survive the insured will be eligible to share in the proceeds.  If no beneficiary survives the insured, we will pay the proceeds according to the following order of priority:

(1)         [the insured’s lawful [spouse], if living, otherwise;

(2)         the insured’s natural or legally adopted child(children) in equal shares, if living, otherwise;

(3)         the insured’s parents in equal shares, if living, otherwise;

(4)         the personal representative of the insured’s estate.]

May the owner change the beneficiary?

Yes.  If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary.  If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.  The owner’s written request will be effective on the date it is signed by the owner, subject to its receipt in our home office.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner’s request was so recorded.

Can proceeds be paid in other than a single sum?

The beneficiary can elect any of the settlement options offered by us at the time of the insured [spouse’s or insured domestic partner’s] death.

Upon the insured [spouse’s or insured domestic partner’s] death, if a settlement option other than lump sum payment has been requested, a guaranteed settlement illustration will be sent to the insured’s beneficiary.  This guaranteed settlement illustration will be based on the settlement option selected and the proceeds payable at the time of the insured [spouse’s or insured domestic partner’s] death.  The annuity table utilized for the settlement options tables is the 1983 IAM-Table A.

Examples of the four available settlement options are shown as part of this certificate.  The settlement option examples attached to this certificate are intended as generic examples of the available options and are not intended to be specific to the insured [spouse’s or insured domestic partner’s] coverage.

Premiums

When and how often are premiums due?

A premium must be paid to put this certificate in force.  This initial premium must be of an amount that, after the deduction of premium expense charges, will cover the first month’s deductions. Premiums paid after the initial premium may be in any amount. A premium must be paid at such time when there is insufficient net cash value to pay the monthly deductions necessary to keep this certificate in force.  Additional premium contributions are nonforfeitable after crediting.

Is there a grace period for the payment of premiums?

This certificate has a 61-day grace period.  The grace period will start on the day we mail the owner a notice of lapse.  This will notify the owner that the certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deduction.  We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under this certificate is insufficient to cover the monthly deduction.  This certificate of insurance will remain in effect during the 61-day grace period.  If sufficient premium is not paid by the end of the grace period, the insured’s coverage with insufficient net cash value will lapse at the end of that 61 day period.  The grace period does not apply to the first premium payment.

What is the amount of the death benefit during the grace period?

The death benefit amount under the death benefit option in effect for this certificate at the time of the insured’s death will be paid if death occurs during the grace period.

Policy Charges

What type of charges are there under this certificate?

Charges under this certificate are those which we deduct from premium payments, (premium expense charges) and those which we deduct from the account value under this certificate, (account value charges).

What charges are deducted from premium payments?

From premiums paid, we will deduct the following premium expense charges: (1) a sales charge; (2) a premium tax charge; and (3) a federal tax charge.  The remaining amount, or net premium, will be allocated to the guaranteed account and/or sub-accounts of the separate account, as directed by the owner, and become part of this certificate’s net cash value.

(1)         The sales charge is for distribution expenses.  This sales charge shall not exceed [five] percent of each premium paid.

(2)         The premium tax charge is to compensate us for the premium tax we pay to state and local governments, and such other charges or expenses as we may incur with respect to this certificate, including guaranty fund assessments.  This charge is currently [two] percent.  The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes and other charges or expenses.  This premium tax charge shall not exceed [four] percent of each premium paid.

(3)         The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this certificate.  The federal tax charge is [1.25] percent of each premium paid if the policy is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and [0.25] percent if deemed a group contract under that Act.

What charges are deducted from the account value of this certificate?

From the net cash value of this certificate, we will deduct a monthly deduction and any applicable transaction charges as account value charges. If the net cash value is insufficient to cover the account value charges, this certificate will lapse unless sufficient payment is received within the grace period.

The monthly deduction will be the sum of: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by certificate supplement. The monthly deduction will be deducted on the certificate date and on each succeeding certificate monthly anniversary.

(1)         The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this certificate.  The maximum administration charge is [$4] per month.

(2)         The cost of insurance charge is for providing the death benefit under this certificate.  The charge is calculated by multiplying the net amount at risk (the net amount at risk for each certificate is the difference between the death benefit and the account value) under this certificate by a cost of insurance rate which varies with the insured’s age and rate class.  The rate is guaranteed not to exceed rates determined on the basis of the 1980 Commissioners Standard Ordinary Mortality Table, 75% male, at last birthday mortality table (tobacco, non-tobacco or uni-tobacco as appropriate).  The group policy charges described as Table A attached herein are maximum cost of insurance rates.

(3)         The charge for any additional benefits, if any, is for providing the coverages offered by certificate supplement.

Transaction charges are to compensate us for the administrative costs incurred in processing a transaction.  Currently, a transaction charge applies to each withdrawal.  The amount of the charge is [the lesser of $25 or two percent] of the amount withdrawn.  We may also deduct a charge for any transfer of funds between the guaranteed account and the separate account or among the sub-accounts of the separate account.  The amount charged will not exceed $10. Transaction charges will be deducted at the end of the day on which the transaction occurs.

Account value charges will be deducted from the guaranteed account value and the separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

How do we determine the cost of insurance?

The cost of insurance on the life of an employee for a certificate month is equal to a rate multiplied by the net amount at risk for this certificate.  The rate is based on the employee’s age and rate class.  The rate is subject to change, but will never exceed the maximums shown in Table A.  These maximum rates are based on the 1980 CSO 75% male, age at last birthday table for tobacco, non-tobacco or uni-tobacco as appropriate.  The calculation of the net amount at risk depends on the death benefit option in effect for a certificate as follows:

Option A - Level Death Benefit

The net amount at risk is equal to:

(1)         the greater of the face amount of insurance or the minimum death benefit; minus

(2)         the account value immediately prior to the deduction of the cost of insurance.

Option B - Increasing Death Benefit

The net amount at risk is equal to the greater of:

(1)         the face amount of insurance; or

(2)         the minimum death benefit minus the account value immediately prior to the deduction of the cost of insurance.

May charges be assessed against the separate account assets?

Yes. We reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

Can charges under the group policy change?

Yes.  Changes in the sales charge, premium tax charge, federal tax charge, monthly administration charge, withdrawal charge, transfer charge and cost of insurance rate will be made by class and will be based on changes in future expectations of investment earnings, mortality, persistency and expenses.  These charges will be reviewed annually to determine if any adjustments should be made and whenever the policy cost factors for new issues are changed.

Separate Account

How was the separate account established?

We established the separate account in accordance with certain provisions of Minnesota insurance law.

What is the purpose of the separate account?

The purpose of the separate account is to hold assets attributable to the variable portion of the group policy and others of its class.

What separate account options are available?

The separate account is divided into sub-accounts.  Those available to this certificate are listed on the specifications page attached to this certificate.  Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-accounts which we may add in the future, as elected by the owner of this certificate.  We reserve the right to add, combine or remove any sub-accounts of the separate account.

What are the investments of the separate account?

For each sub-account, there is a fund for the investment of that sub-account’s assets.  The assets of the sub-accounts are invested in the funds at net asset value.  If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the certificates of this class, we may substitute another fund.  Substitution may be with respect to both existing certificate values and future premiums.  The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of New York.  If required, that approval process will be on file with the regulatory authorities of the State of New York.

What changes may we make to the separate account?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which the group policy belongs, to another separate account.  If such a transfer is made, the term “separate account” as used in this certificate, shall then mean the separate account to which the assets are transferred.  A transfer of this kind may require the advance approval of state regulatory authorities.

When permitted by law, we reserve the right to:

(1)         restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and

(2)         combine the separate account with one or more other separate accounts; and

(3)         de-register the separate account under the Investment Company Act of 1940.

How are net premiums allocated?

Net premiums are allocated to the guaranteed account and/or to the sub-accounts of the separate account.  The initial allocation elected is indicated in your application for this certificate of insurance issued under the group policy.  Allocations may be changed for future premiums.  The owner may do this by giving us a written request or through any other method made available by us under the group policy.  A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages.  The allocation to the guaranteed account or to any sub-account of the separate account must be at least [ten] percent of the net premium.  We reserve the right to restrict the allocation of premium to the guaranteed account.  If we do so, no more than [fifty] percent of the net premium may be allocated to the guaranteed account.  In the event of a material change in the investment policy of the separate account, all net premiums may be allocated to the general account.

We reserve the right to delay the allocation of net premiums to named sub-accounts.  Such a delay will be for the free look period of 10 days after you receive this certificate.  This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during the free look period of this certificate. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

May the owner make transfers of amounts under this certificate?

Yes.  Transfers from a sub-account of the separate account or from the guaranteed account may be made in writing, by telephone, or through any other method made available by us under the policy.  For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner’s request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner’s guaranteed account value at the time of transfer.

Are there other limitations on transfers?

Yes.  Only one transfer may be made each certificate month for each certificate issued hereunder.  The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least [$250].  If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than [$250], the entire account value attributable to that sub-account or the guaranteed account must be transferred.  If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than [$250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to [twenty] percent (or [$250] if greater) of the guaranteed account value.  Transfers to or from the guaranteed account may be limited to [one] such transfer per certificate year.

We may modify the transfer privilege in the future by changing the minimum amount transferable (not less than $100 nor more than $500), by imposing a transfer charge (not to exceed $10), by prohibiting transfers out of the guaranteed account, or in such other manner as we may determine at our discretion.

How are units determined?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account.  This determination is made as of the end of the valuation period during which the premium is received at our home office.  Once determined, the number of units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units credited to a sub-account under an owner’s certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account.  The number of units credited to a sub-account under this certificate will be decreased by deductions to the sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account.  The number of sub-account units will decrease to zero on certificate termination.

How is a unit valued?

The unit value will increase or decrease on each valuation date.  The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account.  The value of a unit for each sub-account was originally set at $1.00 on the first valuation date.  For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges under this certificate which are assessed against separate account assets.  The gross investment rate is equal to:

(1)         the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(2)         the per share amount of any dividend or capital gain distributions by the fund if the “ex-dividend” date occurs during the current valuation period; divided by

(3)         the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

We reserve the right to deduct a charge against the separate account assets, or make other provisions for, any additional tax liability we may incur with respect to the separate account or the policies, to the extent that those liabilities exceed the amounts recovered through the deduction from premiums for premium taxes and federal taxes.

Exchange Privilege

Can the owner transfer all sub-account values under this certificate to the guaranteed account within the first 18 months?

Yes.  Within the first 18 policy months of the effective date of coverage under this certificate, an owner may transfer all sub-account values under this certificate to the guaranteed account, without transfer or other restrictions, provided this certificate is in force and the required premiums are fully paid.

Can the owner exchange all sub-account values under this certificate to the guaranteed account if there is a material change to the investment policy of the separate account?

Yes.  If there is a material change to the investment policy of the separate account, an owner may transfer all sub-account values under this certificate to the guaranteed account without transfer or other restrictions provided this certificate is in force and the required premiums are fully paid.

Paid-Up Insurance Option

What is the paid-up insurance option?

Once per certificate year, an owner can apply his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this certificate.  If the owner applies his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this certificate, we will terminate the owner’s insurance provided under his or her original certificate and issue a new certificate specifications page showing the guaranteed fixed paid-up insurance.  Insurance on any dependents insured by certificate supplement will terminate and such insurance can be converted to a policy of individual life insurance according to the conversion provisions of the certificate supplement.

The death benefit provided by the guaranteed fixed paid-up coverage will be determined as follows:

(1)         We will calculate the net cash value of the certificate on the date of the change.  This will be the initial cash value of the guaranteed fixed paid-up coverage.

(2)         The amount of the paid-up death benefit will be determined by multiplying the net cash value by a paid-up insurance factor.  The minimum paid-up insurance factors are shown in Table C.

(3)         The minimum cash value of the paid-up death benefit is determined by dividing the paid-up death benefit by the factor in Table C for the insured’s attained age.

The net amount at risk provided by the guaranteed fixed paid-up coverage may not exceed the net amount at risk immediately prior to the exercise of this paid-up option.  We reserve the right to return any excess net cash value and/or reduce the death benefit in order to achieve this.

Paid-up insurance terminates at age 95.

In no event will we be liable under the original and the guaranteed fixed paid-up coverages.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

Account Values

Will the owner have access to the net cash value?

Yes.  The owner has access to this certificate’s net cash value.  The net cash value is the account value of this certificate, less the loan principal and accrued loan interest charges and any charges overdue, plus accrued loan interest credits.  The net cash value is the amount the owner may apply to purchase guaranteed fixed paid-up insurance under this certificate.

How is the account value determined?

The account value is determined separately for this certificate.  It is the sum of the values under the separate account, the guaranteed account and the loan principal of this certificate.

The separate account value is the sum of units of each sub-account, credited to this certificate, multiplied by the unit value for that sub-account.  Once determined, the number of units credited to a sub-account under an owner’s certificate will not be affected by changes in the unit value.  However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account.  The number of units credited to a sub-account under an owner’s certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account.  The number of sub-account units will decrease to zero on a certificate termination.

Is the separate account value guaranteed?

No.  The separate account value of this certificate is not guaranteed.  The assets of the separate account will be valued as often as any certificate values vary, but at least monthly.

Is the guaranteed account value guaranteed?

Yes.  The guaranteed account value of this certificate is guaranteed by us.  It cannot be reduced by the investment experience of the guaranteed account.

Is interest credited on the guaranteed account value?

Yes.  Interest is credited on the guaranteed account value of this certificate.  Interest is credited daily at a rate of not less than [three] percent per year, compounded annually.  We guarantee this minimum rate for the life of the group policy.

May additional interest be credited on the guaranteed account?

Yes.  As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

Surrenders and Withdrawals

May this certificate be surrendered?

Yes. The owner of this certificate may request the surrender of this certificate at any time while the insured under this certificate is living.

What is the surrender value of this certificate?

The surrender value of this certificate is the net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

The cash surrender values and nonforfeiture benefits available under the group policy are not less than the minimum values and benefits required by any statute of the state in which the group policy is delivered.  Any certificate delivered or deemed to be delivered in New York must comply with New York requirements.

The cash surrender value of a certificate will be furnished to the owner within twenty business days from the date of written request.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

Is a withdrawal permitted?

Yes.  The owner may make a withdrawal of the net cash value under this certificate.  The amount of a withdrawal must be [$500] or more and it cannot exceed 100% of the net cash value of this certificate.  A withdrawal will cause a decrease in the face amount equal to the amount withdrawn under this certificate, issued with a level death benefit, Option A.  A withdrawal has no effect on the face amount of an Option B death benefit.  However, since the account value is reduced by the amount of the withdrawal, the death benefit under Option B will be reduced by this same amount at the time of the withdrawal.  We reserve the right to change the minimum amount for withdrawals or limit the number of times the owner may make a withdrawal.

May the owner direct us as to how withdrawals will be taken from the net cash value?

Yes.  The owner may tell us the sub-accounts from which a withdrawal is to be taken or whether it is to be taken in whole or in part from the guaranteed account.  If the owner does not direct us as to how withdrawals will be taken,  they will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.  We reserve the right to restrict or prohibit withdrawals from the guaranteed account.

Reports

Will you receive an annual statement of account?

Yes.  You will receive an annual statement of account that shows the following:

(1)         The total of all premium paid and their allocation;

(2)         The policy charges;

(3)         The amount of any withdrawals;

(4)         The net cash value;

(5)         The amount of any loans outstanding against the account value;

(6)         The current death benefit;

(7)         The beginning and ending account values;

(8)         The investment gain or loss; and

(9)         Any other information required by the State of New York Superintendent of Insurance.

Loans

Can the owner borrow against the net cash value?

Yes.  The owner may borrow an amount of at least [$100] and up to the maximum loan amount.  This amount is determined as of the date we receive the request for a loan.  Requests may be made in writing, by telephone, or through any other method made available by us under the group policy.  This certificate will be the only security required for a loan.  We will charge interest on the loan principal in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone a loan for up to six months.

If we have not mailed or delivered the loan amount requested by the owner, up to a maximum of the loan value of his or her certificate, within 10 days of receipt of the loan request in our home office, we will pay interest on the loan amount.  Interest will be at an annual rate determined by us, but never less than [3%].  Interest is calculated starting on the date the loan request is received in our home office and will be due starting on the tenth day following receipt of the loan request in our home office unless the amount of interest is less than $25.00, in which case, no interest is payable.

What is the maximum loan amount available for a loan on this certificate?

The total amount available for a loan under this certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is the loan principal plus accrued loan interest charges.  The maximum loan amount will be determined as of the date we receive the request for a loan at our home office.

What is the effect of a loan?

When a loan is taken on this certificate, we will reduce the net cash value of this certificate by the amount borrowed.  This determination will be made as of the end of the valuation period during which the loan request is received at our home office.  The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan principal where it will accrue loan interest credits, and will be held in our general account.

How does a loan reduce net cash value on this certificate?

Unless the owner directs us otherwise, the loan will be taken from this certificate’s guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.  The number of units to be cancelled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of this certificate may decrease from day to day.  The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or increase in the difference between the accrued loan interest charges and the accrued loan interest credits.   If this certificate has a loan principal and no net cash value, this certificate will lapse.

What is the interest rate charged on the loan principal?

The interest rate charged on the loan principal will be [eight] percent per year.

The accrued loan interest charges on the loan principal will reduce the net cash value.  Loan interest charges are due at the end of the certificate month.  If the accrued loan interest charges are not paid at the end of the certificate month, this interest will be deducted from the account value and added to the loan principal and charged the same rate of interest as the loan principal in effect.

What is the interest rate credited to this certificate as a result of a loan?

Interest credits which accrue on the loan principal shall be at a rate not less than [six] percent per year.

When are loan interest credits and loan interest charges allocated to this certificate?

Loan interest charges and loan interest credits are allocated monthly, at loan repayment, at certificate surrender and at death.  Loan interest charges and loan interest credits are allocated to this certificate’s guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

When and in what amount should loan repayments be made?

The loan principal and the accrued loan interest charges may be repaid in full or in part at any time before the insured’s death so long as the insurance coverage under this certificate is in force.  The loan may also be repaid within 60 days after the date of the insured’s death, if we have not paid any of the death benefits under this certificate.  Any loan repayment must be at least [$100] unless the balance due is less than [$100].

How do loan repayments affect the loan principal and the guaranteed account value?

Loan repayments are allocated to the guaranteed account value and increase the net cash value of a certificate by the amount of the loan repayment.  The loan repayment will be applied first to reduce the amount of accrued loan interest charges.  Any remaining portion of the repayment will then be used to reduce the loan principal.

What happens if a loan on this certificate is not repaid?

If this certificate has a loan principal, this certificate will remain in force so long as it has net cash value.  If it does not have sufficient net cash value, it will lapse.

In this event, to keep this certificate in force, the owner will have to make a loan repayment.  We will give the owner notice of our intent to terminate this certificate and the loan repayment required to keep it in force.  The time for repayment will be within 61 days after our mailing of the warning notice of lapse.

Any loan outstanding at the time of the insured’s death will reduce the death benefit and cash value.

Termination

Can group insurance coverage be continued once the insured’s eligibility ends?

Yes.  If your eligibility under the group policy ends, the current group coverage may continue [unless the group policy has terminated or been amended to terminate your insurance and there is a successor plan for the terminated insurance.  Successor plan shall mean another insurer’s insurance policy(ies) with a cash accumulation feature or an annuity contract(s) that replaces the insurance provided under the group policy.]

Insurance for an owner who meets these requirements will be automatically continued.  We will bill the owner and all future premium payments will be paid directly to us.

The face amount of insurance will not change unless you request a change.  We reserve the right to alter the administration charge not to exceed [$4.00] per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

When does a certificate of insurance under the group policy terminate?

The insurance on the life of an insured will terminate on the earliest of:

(1)         61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deduction and no premium is paid during the grace period; or

(2)         the date the group policy terminates, unless continuation is in effect or available; or

(3)         the date the owner surrenders this certificate or requests that we terminate the insurance; or

(4)         the 95th birthday of the insured; or

(5)         the group policy is amended to terminate insurance for the insured unless continuation is in effect or available.

When does an insured’s certificate under the group policy mature?

An insured’s certificate under the group policy matures in an amount equal to the certificate’s net cash value upon the insured’s 95th birthday.

Will the owner of this certificate receive notice prior to the termination of insurance?

If the owner’s insurance will be terminated because the net cash value is less than that required to pay the monthly deductions, we will give the owner at least 61 days prior written notice of lapse before terminating the insurance.

Can insurance on the life on an insured be reinstated after termination?

Insurance terminated due to the insufficiency of the net cash value to pay the monthly deduction may be reinstated.  Reinstatement must occur while the insured is living, the group policy remains in force and any time within three years from the date of lapse.  Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on this certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement.  If any loans and loan interest charges are not repaid, this indebtedness will be reinstated along with the insurance.  No evidence of the insured’s insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

When does the group policy terminate?

The policyholder may terminate the group policy by giving us 31 days prior written notice.  We reserve the right to terminate the group policy on the earliest of the following to occur:

(1)         [the aggregate face amount for all certificates under the group policy decreases by 10%  in any 12 month period or below $1,000,000; or

(2)         the number of certificates under the group policy decreases by 10% in any 12 month period or below 25; or

(3)         61 days after we provide notice of our intent to terminate the group policy.]

No individual may become insured under the group policy after the effective date of such a notice of termination.

What happens to account values at group policy termination?

Account values attributable to the separate account will be valued as of the close of business on the distribution date or dates mutually agreed upon by the policyholder and us.  For account values attributable to the guaranteed account, we reserve the right to delay the distribution for up to six months.  This delayed distribution does not in any way continue or extend any insurance that has otherwise terminated due to termination of the group policy.

Conversion Right

What is the conversion privilege?

If an insured’s eligibility ends or the group policy terminates, the insured/owner may convert the insurance under the group policy to a new individual life insurance policy with Securian Life or one of its associated companies.  The insured/owner cannot convert to an individual policy and continue his or her group insurance under the group policy.

[Also, if any portion of your insurance is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under the group policy prior to the first reduction at age sixty, you can convert the amount of the reduction to a new individual life insurance policy.]

You may convert your insurance under the group policy to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies.  The individual policy will not include any additional benefits, including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

Can the insured/owner continue the group life insurance provided by his or her certificate prior to conversion?

Yes.  If an insured/owner is eligible to convert the insurance under the group policy, the insured/owner may elect to continue such insurance under the group policy prior to converting to an individual policy by paying premiums directly to us.  The insured/owner may continue such group life insurance for a period of up to one year at which time he or she may convert such insurance to an individual policy of permanent insurance with Securian Life or one of its associated companies.  Such conversion shall be subject to the rest of the conversion privilege section.  [Except for insurance that is eligible for conversion as a result of a reduction due to the age of the insured,] insurance may be continued beyond one year according to the terms of the section entitled “Can group insurance coverage be continued once the insured’s eligibility ends?”.  The cost of insurance and administration fee for this continued coverage may be higher.

When must election to continue or convert insurance be made?

You will be notified of your right to continue or convert the group life insurance provided by the certificate.  If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, you will have 31 days from the date the insurance terminates to elect continuation or conversion.  If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent.  If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event.  Such notice shall be mailed to you at your last known address.

The continuation or conversion privilege is not available if your coverage under the group policy terminates due to the insured employee’s failure to make, when due, required premium contributions.

How do you convert the group life insurance provided by the insured’s certificate?

You convert the group life insurance provided by the certificate by applying for an individual policy and paying the first premium within the time period allowed for such election.  No evidence of insurability will be required.

How is the premium for the individual policy determined?

We base the premium for the individual policy on the plan of insurance, your age, and the class of risk to which you belong on the date of conversion.

What happens if you die during the period allowed for conversion?

If you die during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted.  The death benefit will be the amount of insurance the owner would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to your beneficiary named under the group policy.  In no event will we be liable under both the group policy and the individual policy.

[Do other riders to the group policy apply to you?]

[All other riders to the group policy apply to you as covered under this certificate.]

Additional Information

May the owner assign any interest under this certificate?

[Yes.  The assignment must be in writing and filed at our home office.  We assume no responsibility for the validity or effect of any assignment.  Any claim made by an assignee will be subject to proof of the assignee’s interest and the extent of the assignment.]

What if an insured’s age is misstated?

If the age of the insured has been misstated, the death benefit and account value will be adjusted.  The adjustment will be the difference between two amounts accumulated with interest.  These two amounts are:

(1)         the monthly cost of insurance charges that were paid; and

(2)         the monthly cost of insurance charges that should have been paid based on the insured’s correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

When does an insured’s insurance become incontestable?

After the insurance has been in force during the insured’s lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the insured’s cost of insurance on the insured’s life.  However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

[Is there a suicide exclusion?]

[Yes.  If you die by suicide within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for you.  If there has been an increase in the face amount of insurance for which you voluntarily apply, and if you die by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase.  The suicide exclusion period does not begin again upon reinstatement of your insurance, if your insurance has been reinstated.]

Does the owner have any additional voting rights?

Yes.  If the owner has separate account units under this certificate, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this certificate.

Could the payment of certificate proceeds be postponed?

Normally, we will pay any proceeds within seven days after our receipt of all the documents required for such a payment.  Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office.  If such payments are based upon values which do not depend on the investment performance of the separate account, however, we reserve the right to defer payments, including loans, for up to six months from the date of the owner’s request.  In that case, if we postpone a payment other than a loan payment for more than 31 days, we will pay the owner interest at the greater of [three] percent per year or the rate required by law for the period beyond that time that payment is postponed.  For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Will the provisions of this certificate conform with state law?

Yes.  If any provision in this certificate is in conflict with the laws of the state governing this certificate, the provision will be deemed to be amended to conform to such laws.

Could any payments made under this certificate be subject to claims of creditors?

To the extent permitted by law, neither the group policy, certificates issued under the group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

Who has ownership of the group policy?

The policyholder shown on the specifications page attached to this certificate owns the group policy.  The rights and benefits under the certificates are that of the owners of the certificates and of the insureds and beneficiaries as set forth in the group policy and in the certificates.  In the event of a conflict between the group policy and a certificate of insurance issued hereunder, the terms of the certificate of insurance will govern.

Are policy changes limited?

We reserve the right to limit the number of policy changes to one per certificate year and to restrict such changes in the first certificate year.  For this purpose, changes include increases or decreases in the face amount of insurance.

Will a certificate of insurance be provided for each insured?

Yes.  Within 30 days of the effective date of an owner’s insurance, we will furnish the owner with a certificate of insurance.

Does ownership of this certificate entitle you to membership in the Minnesota Mutual Companies, Inc.?

No.  The ultimate parent company of Securian Life Insurance Company is Minnesota Mutual Companies, Inc., a mutual insurance holding company.  This certificate does not entitle you to any holding company membership rights.

TABLE A

SECURIAN LIFE INSURANCE COMPANY

Maximum Monthly Rate

on a Tobacco Distinct Basis

per $1,000 Net Amount at Risk*

Attained	Maximum Monthly Rate
Age**	Non-Tobacco	Tobacco

0	0.203	0.203
1	0.082	0.082
2	0.078	0.078
3	0.077	0.077
4	0.074	0.074

5	0.071	0.071
6	0.068	0.068
7	0.063	0.063
8	0.062	0.062
9	0.060	0.060

10	0.061	0.061
11	0.065	0.065
12	0.073	0.073
13	0.083	0.083
14	0.094	0.094

15	0.103	0.131
16	0.112	0.144
17	0.118	0.154
18	0.122	0.162
19	0.125	0.167

20	0.127	0.170
21	0.126	0.170
22	0.124	0.168
23	0.122	0.166
24	0.120	0.163

25	0.118	0.160
26	0.115	0.158
27	0.114	0.158
28	0.115	0.158
29	0.115	0.162

30	0.117	0.166
31	0.119	0.172
32	0.123	0.179
33	0.127	0.188
34	0.133	0.199

35	0.139	0.212
36	0.148	0.228
37	0.158	0.248
38	0.168	0.270
39	0.180	0.295

40	0.194	0.324
41	0.208	0.357
42	0.224	0.390
43	0.242	0.427
44	0.260	0.467

45	0.280	0.508
46	0.302	0.553
47	0.326	0.599
48	0.351	0.650
49	0.379	0.705

50	0.411	0.765
51	0.448	0.833
52	0.489	0.910
53	0.536	0.997
54	0.588	1.091

55	0.646	1.191
56	0.708	1.295
57	0.773	1.403
58	0.844	1.515
59	0.923	1.635

60	1.013	1.769
61	1.114	1.922
62	1.232	2.098
63	1.367	2.296
64	1.518	2.513

65	1.682	2.742
66	1.857	2.978
67	2.043	3.219
68	2.243	3.468
69	2.466	3.737

70	2.736	4.035
71	3.027	4.377
72	3.346	4.768
73	3.733	5.205
74	4.160	5.688

75	4.620	6.203
76	5.107	6.730
77	5.618	7.261
78	6.158	7.800
79	6.742	8.369

80	7.391	8.990
81	8.123	9.681
82	8.954	10.456
83	9.881	11.318
84	10.886	12.233

85	11.952	13.178
86	13.065	14.140
87	14.217	15.141
88	15.408	16.191
89	16.651	17.270

90	17.958	18.430
91	19.364	19.673
92	20.928	21.093
93	22.793	22.852
94	25.257	25.257

* These are the guaranteed rates for standard lives.  These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco.

**This is the owner’s attained age as of the last certificate anniversary.

TABLE A

SECURIAN LIFE INSURANCE COMPANY

Maximum Monthly Rate

on a Uni-Tobacco Basis

per $1,000 Net Amount at Risk*

Maximum
Monthly
Attained	Rate
Age**	Uni-Tobacco

0	0.203
1	0.082
2	0.078
3	0.077
4	0.074

5	0.071
6	0.068
7	0.063
8	0.062
9	0.060

10	0.061
11	0.065
12	0.073
13	0.083
14	0.094

15	0.108
16	0.119
17	0.128
18	0.134
19	0.139

20	0.142
21	0.142
22	0.141
23	0.139
24	0.137

25	0.134
26	0.133
27	0.133
28	0.133
29	0.135

30	0.138
31	0.142
32	0.147
33	0.154
34	0.162

35	0.171
36	0.183
37	0.196
38	0.212
39	0.230

40	0.250
41	0.272
42	0.294
43	0.318
44	0.344

45	0.373
46	0.402
47	0.433
48	0.466
49	0.503

50	0.544
51	0.591
52	0.643
53	0.703
54	0.768

55	0.837
56	0.909
57	0.984
58	1.064
59	1.153

60	1.250
61	1.360
62	1.488
63	1.634
64	1.793

65	1.967
66	2.149
67	2.340
68	2.543
69	2.768

70	3.022
71	3.314
72	3.653
73	4.040
74	4.468

75	4.928
76	5.412
77	5.914
78	6.440
79	7.008

80	7.638
81	8.350
82	9.159
83	10.061
84	11.038

85	12.073
86	13.156
87	14.278
88	15.446
89	16.668

90	17.963
91	19.364
92	20.928
93	22.793
94	25.257

*  These are the guaranteed rates for standard lives.  These maximum rates are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco.

** This is the owner’s attained age as of the last certificate anniversary.

TABLE B

SECURIAN LIFE INSURANCE COMPANY

Minimum Death Benefit as a Percentage of Account Value for the

Cash Value Accumulation Test on a Tobacco-Distinct Basis

	Minimum
Attained	Death Benefit
Age	Non-Tobacco	Tobacco

10	964%	799%
11	932%	773%
12	902%	747%
13	873%	722%
14	846%	698%

15	820%	676%
16	796%	656%
17	772%	637%
18	749%	618%
19	727%	600%

20	706%	583%
21	685%	566%
22	664%	549%
23	644%	533%
24	624%	517%

25	605%	501%
26	585%	485%
27	567%	470%
28	548%	455%
29	530%	440%

30	513%	426%
31	496%	412%
32	480%	399%
33	464%	386%
34	448%	374%

35	433%	362%
36	419%	350%
37	405%	339%
38	392%	328%
39	379%	318%

40	366%	308%
41	354%	298%
42	343%	289%
43	332%	280%
44	321%	272%

45	311%	264%
46	301%	256%
47	292%	249%
48	282%	242%
49	274%	235%

50	265%	229%
51	257%	223%
52	249%	217%
53	242%	211%
54	234%	205%

55	227%	200%
56	221%	195%
57	215%	190%
58	208%	186%
59	203%	182%

60	197%	177%
61	192%	173%
62	186%	169%
63	182%	166%
64	177%	162%

65	172%	159%
66	168%	156%
67	164%	153%
68	160%	150%
69	157%	147%

70	153%	144%
71	150%	142%
72	147%	139%
73	143%	137%
74	141%	135%

75	138%	133%
76	136%	131%
77	133%	129%
78	131%	128%
79	129%	126%

80	127%	124%
81	125%	123%
82	123%	121%
83	121%	120%
84	120%	119%

85	118%	117%
86	117%	116%
87	115%	115%
88	114%	114%
89	113%	112%

90	111%	111%
91	110%	110%
92	108%	108%
93	106%	106%
94	103%	103%

TABLE B

SECURIAN LIFE INSURANCE COMPANY

Minimum Death Benefit as a Percentage of Account Value for the

Cash Value Accumulation Test on a Uni-Tobacco Basis

Minimum
Attained	Death Benefit
Age	Uni-Tobacco

10	898%
11	868%
12	840%
13	813%
14	787%

15	762%
16	739%
17	717%
18	696%
19	676%

20	656%
21	637%
22	618%
23	599%
24	581%

25	563%
26	545%
27	528%
28	511%
29	494%

30	478%
31	463%
32	448%
33	433%
34	419%

35	405%
36	392%
37	379%
38	367%
39	355%

40	344%
41	333%
42	323%
43	313%
44	303%

45	294%
46	285%
47	276%
48	268%
49	260%

50	253%
51	245%
52	238%
53	231%
54	225%

55	219%
56	213%
57	207%
58	202%
59	196%

60	191%
61	186%
62	182%
63	177%
64	173%

65	169%
66	165%
67	161%
68	158%
69	154%

70	151%
71	148%
72	145%
73	142%
74	140%

75	137%
76	135%
77	133%
78	130%
79	128%

80	126%
81	125%
82	123%
83	121%
84	120%

85	118%
86	117%
87	115%
88	114%
89	113%

90	111%
91	110%
92	108%
93	106%
94	103%

TABLE C

SECURIAN LIFE INSURANCE COMPANY

Guaranteed Fixed Paid-up factors on a Tobacco-Distinct Basis

	Minimum
Attained	Death Benefit
Age	Non-Tobacco	Tobacco

0	12.90095	10.87124
1	12.76865	10.70610
2	12.41790	10.39115
3	12.06720	10.07864
4	11.71999	9.77093

5	11.37555	9.46750
6	11.03336	9.16798
7	10.69412	8.87284
8	10.35755	8.58184
9	10.02718	8.29734

10	9.70328	8.01945
11	9.38848	7.74987
12	9.08559	7.49039
13	8.79673	7.24231
14	8.52281	7.00613

15	8.26379	6.78170
16	8.01608	6.57932
17	7.77939	6.38662
18	7.55086	6.20147
19	7.32907	6.02244

20	7.11330	5.84830
21	6.90251	5.67833
22	6.69544	5.51140
23	6.49184	5.34709
24	6.29151	5.18531

25	6.09497	5.02620
26	5.90203	4.86969
27	5.71283	4.71629
28	5.52800	4.56624
29	5.34806	4.41987

30	5.17271	4.27760
31	5.00232	4.13945
32	4.83697	4.00553
33	4.67671	3.87593
34	4.52152	3.75065

35	4.37152	3.62968
36	4.22663	3.51297
37	4.08685	3.40070
38	3.95217	3.29281
39	3.82242	3.18927

40	3.69740	3.08996
41	3.57713	2.99486
42	3.46130	2.90385
43	3.34981	2.81663
44	3.24252	2.73308

45	3.13922	2.65307
46	3.03978	2.57636
47	2.94406	2.50276
48	2.85195	2.43212
49	2.76325	2.36432

50	2.67790	2.29925
51	2.59581	2.23682
52	2.51698	2.17704
53	2.44134	2.11987
54	2.36881	2.06530

55	2.29933	2.01325
56	2.23278	1.96355
57	2.16900	1.91602
58	2.10782	1.87047
59	2.04913	1.82675

60	1.99286	1.78475
61	1.93897	1.74450
62	1.88745	1.70602
63	1.83832	1.66941
64	1.79159	1.63471

65	1.74722	1.60188
66	1.70507	1.57078
67	1.66499	1.54122
68	1.62682	1.51303
69	1.59045	1.48606

70	1.55583	1.46025
71	1.52317	1.43564
72	1.49235	1.41236
73	1.46332	1.39052
74	1.43634	1.37024

75	1.41139	1.35156
76	1.38841	1.33450
77	1.36728	1.31894
78	1.34789	1.30475
79	1.33020	1.29185

80	1.31426	1.28031
81	1.30026	1.27032
82	1.28853	1.26223
83	1.27958	1.25655
84	1.27403	1.25398

85	1.27272	1.25537
86	1.27681	1.26186
87	1.28807	1.27520
88	1.30940	1.29838
89	1.34576	1.33650

90	1.40626	1.39868
91	1.50934	1.50353
92	1.69807	1.69406
93	2.10158	2.09941
94	3.36457	3.36459

95	0.00000	0.00000

These factors are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco and an interest rate of 4%.

TABLE C

SECURIAN LIFE INSURANCE COMPANY

Guaranteed Fixed Paid-up factors on a Uni-Tobacco Basis

Minimum
Attained	Death Benefit
Age	Uni-Tobacco

0	12.10052
1	11.95281
2	11.61524
3	11.27877
4	10.94638

5	10.61743
6	10.29147
7	9.96912
8	9.65011
9	9.33748

10	9.03142
11	8.73419
12	8.44815
13	8.17508
14	7.91569

15	7.66992
16	7.43758
17	7.21656
18	7.00422
19	6.79917

20	6.60024
21	6.40608
22	6.21560
23	6.02854
24	5.84470

25	5.66392
26	5.48637
27	5.31242
28	5.14257
29	4.97702

30	4.81593
31	4.65954
32	4.50773
33	4.36065
34	4.21855

35	4.08118
36	3.94856
37	3.82078
38	3.69775
39	3.57947

40	3.46588
41	3.35680
42	3.25207
43	3.15143
44	3.05471

45	2.96173
46	2.87238
47	2.78642
48	2.70369
49	2.62406

50	2.54749
51	2.47387
52	2.40319
53	2.33541
54	2.27049

55	2.20835
56	2.14881
57	2.09171
58	2.03685
59	1.98411

60	1.93344
61	1.88479
62	1.83817
63	1.79365
64	1.75125

65	1.71089
66	1.67248
67	1.63588
68	1.60090
69	1.56745

70	1.53550
71	1.50508
72	1.47629
73	1.44926
74	1.42408

75	1.40077
76	1.37929
77	1.35953
78	1.34138
79	1.32479

80	1.30981
81	1.29665
82	1.28566
83	1.27734
84	1.27235

85	1.27150
86	1.27596
87	1.28754
88	1.30910
89	1.34563

90	1.40623
91	1.50933
92	1.69808
93	2.10157
94	3.36457

95	0.00000

These factors are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco and an interest rate of 4%.

TABLE D

SECURIAN LIFE INSURANCE COMPANY

Minimum Death Benefit as a Percentage of Account Value for the

Guideline Premium/Cash Value Corridor Test

Attained	Applicable
Age	Percentage

0	250%
1	250%
2	250%
3	250%
4	250%
5	250%
6	250%
7	250%
8	250%
9	250%
10	250%
11	250%
12	250%
13	250%
14	250%
15	250%
16	250%
17	250%
18	250%
19	250%
20	250%
21	250%
22	250%
23	250%
24	250%
25	250%
26	250%
27	250%
28	250%
29	250%
30	250%
31	250%
32	250%
33	250%
34	250%
35	250%
36	250%
37	250%
38	250%
39	250%
40	250%
41	243%
42	236%
43	229%
44	222%
45	215%
46	209%
47	203%
48	197%
49	191%
50	185%
51	178%
52	171%
53	164%
54	157%
55	150%
56	146%
57	142%
58	138%
59	134%
60	130%
61	128%
62	126%
63	124%
64	122%
65	120%
66	119%
67	118%
68	117%
69	116%
70	115%
71	113%
72	111%
73	109%
74	107%
75	105%
76	105%
77	105%
78	105%
79	105%
80	105%
81	105%
82	105%
83	105%
84	105%
85	105%
86	105%
87	105%
88	105%
89	105%
90	105%
91	104%
92	103%
93	102%
94	101%

Interest Payment Settlement Options Illustration

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options.  The guaranteed interest rate is based on [3%].  The current rate is subject to change at any time but never less than the guaranteed rate.

Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of a certificate and us.  Withdrawal of proceeds may be made in amounts of at least [$500].  At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

Principal Held At Interest (Withdrawable): Principal will be held by the Company at interest for [2 years, 5 years or for your lifetime,] with interest payable monthly, quarterly, semi-annually or annually.  Or the interest could be added to the principal sum and bear interest at the same rate.  Interest would be considered “withdrawable”.  Withdrawable would mean that any accruing interest would be reportable for tax purposes.  You would, also, have the option of withdrawing the funds at any time without any interest penalty.

Fixed Period Annuity Settlement Options Illustration

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options.  The guaranteed interest rate is based on [3%].  The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable in monthly installments for a specified number of years, from one to twenty years.

Principal & Interest Paid In Monthly Payments (Specific Number of Years): Principal and interest would be held by the Company to be paid in monthly installments for a specific number of years.  The following is based on the guaranteed rate. (Benefits may be higher based on the rates currently offered by the company.) The monthly payment for each $1,000 of insurance would be:

Years Payable	Monthly Payment per $1,000

1	$85.15
2	43.42
3	29.52
4	22.58
5	18.42
10	10.12
15	7.40
20	6.06

Life Annuity Settlement Options

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options.  The guaranteed interest rate is based on [3%].  The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant’s death.

Annuity: Principal would be used to purchase an annuity.  Monthly installments would be payable to you for as long as you live.  You may choose varying periods certain.  In which case, if you should die prior to the period certain, the commuted value of the remaining payments certain would be payable to your beneficiary.  Monthly payments are dependent upon your date of birth.

Example:

If the insured elects an annuity as his/her settlement option, the monthly benefit would be calculated in the   following  manner:

The principal amount is multiplied by the factor found on the attached table and divided by 1,000.

For example, assume an annuitant, age 55 with $20,000 of principal who elects:

(a)     a life only annuity

($20,000 * 6.19)/l,000 = $123.80 monthly income

(b)     ten year certain and life annuity

($20,000 * 6.13)/l,000 = $122.60 monthly income

The interest rates used to calculate the annuity factors are adjusted as market interest rates fluctuate.  The table provided was calculated assuming an interest rate of 6.05%.

Age	Life Only	5 Year Certain and Life	10 Year Certain and Life	15 Year Certain and Life	20 Year Certain and Life

40	5.43	5.43	5.42	5.40	5.38
41	5.47	5.46	5.45	5.43	5.41
42	5.50	5.50	5.48	5.46	5.44
43	5.54	5.53	5.52	5.50	5.47
44	5.58	5.57	5.56	5.53	5.50
45	5.62	5.61	5.59	5.57	5.53
46	5.66	5.65	5.64	5.60	5.56
47	5.71	5.70	5.68	5.64	5.60
48	5.76	5.75	5.72	5.69	5.64
49	5.81	5.80	5.77	5.73	5.68
50	5.86	5.85	5.82	5.78	5.72
51	5.92	5.91	5.88	5.83	5.76
52	5.98	5.97	5.93	5.88	5.80
53	6.05	6.03	5.99	5.93	5.85
54	6.12	6.10	6.06	5.99	5.90

Age	Life Only	5 Year Certain and Life	10 Year Certain and Life	15 Year Certain and Life	20 Year Certain and Life

55	6.19	6.18	6.13	6.05	5.95
56	6.27	6.25	6.20	6.11	6.00
57	6.36	6.34	6.27	6.18	6.05
58	6.45	6.42	6.35	6.25	6.11
59	6.54	6.52	6.44	6.32	6.16
60	6.65	6.62	6.53	6.39	6.22
61	6.76	6.73	6.63	6.47	6.28
62	6.88	6.84	6.73	6.56	6.33
63	7.01	6.96	6.84	6.64	6.39
64	7.15	7.10	6.95	6.73	6.45
65	7.30	7.24	7.07	6.82	6.51
66	7.46	7.39	7.20	6.91	6.56
67	7.63	7.55	7.33	7.01	6.62
68	7.81	7.72	7.47	7.10	6.67
69	8.01	7.90	7.62	7.20	6.72
70	8.22	8.10	7.77	7.29	6.77
71	8.46	8.32	7.93	7.39	6.81
72	8.71	8.54	8.09	7.48	6.85
73	8.98	8.79	8.26	7.58	6.89
74	9.28	9.05	8.44	7.66	6.92
75	9.60	9.32	8.62	7.75	6.94
76	9.95	9.62	8.80	7.83	6.97
77	10.32	9.93	8.98	7.90	6.99
78	10.73	10.26	9.16	7.97	7.01
79	11.17	10.61	9.34	8.03	7.02
80	11.65	10.97	9.51	8.08	7.03
81	12.17	11.35	9.67	8.13	7.04
82	12.73	11.75	9.83	8.17	7.05
83	13.33	12.16	9.98	8.20	7.05
84	13.98	12.58	10.11	8.23	7.06
85	14.68	13.00	10.24	8.25	7.06

Payments of a Specified Amount Settlement Options Illustration

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options.  The guaranteed interest rate is based on [3%].  The current rate is subject to change at any time but never less than the guaranteed rate.

Monthly payments of a specified amount until the proceeds and interest are fully paid.

Securian Life Insurance Company  •  A Stock Company

400 Robert Street North  •  St Paul, Minnesota 55101-2098

VARIABLE GROUP UNIVERSAL LIFE INSURANCE